Exhibit 10.4

Syntroleum - Employment Agreement

CONFIDENTIAL

Employment Agreement

CONFIDENTIAL

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on the 24th day of April, 2007 by and between Syntroleum Corporation, a Delaware corporation (the “Company”), and Edward G. Roth, an individual (the “Employee”).

WHEREAS, the Company and the Employee are parties to an existing employment agreement, entered into the 6th day of July, 2004 (the “Prior Agreement”).

WHEREAS, the Company desires to continue an existing employment relationship with Employee and Employee is willing to accept such employment on the amended and restated terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Company and Employee hereby agree as follows.

1. Employment and Duties. The Company employs Employee in the capacity of President and Chief Operating Officer, located at Company headquarters in Tulsa, Oklahoma, or in such other position and at such location as the Company may direct or desire and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth. Employee agrees to perform such services and duties (including reasonable travel) and hold such offices at such locations (subject to the “Good Reason” provisions in this Agreement) as may be reasonably assigned to him from time to time by the Company and to devote substantially his full business time, energies and best efforts to the performance thereof to the exclusion of all other business activities substantially as those engaged in by Company, except any activities disclosed to the Company in advance and consented to by the Company.

2. Compensation. As compensation for the services to be rendered by Employee to the Company pursuant to this Agreement, Employee shall be paid the following compensation and other benefits.

(a) Salary in the amount of $260,000 per year, payable in equal bi-weekly installments in arrears, or such higher compensation as may be established, but not guaranteed, by the Company from time to time. Payments of salary shall be made in accordance with the Company’s usual payroll procedures.

Syntroleum - Employment Agreement

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(b) Minimum annual bonus in the amount of 50% of base annual salary, provided that Employee remains employed as of December 31 of the calendar year, payable as soon as administratively reasonable after the end of each calendar year, but in no event later than March 15th of the following year.

(c) Employee shall be eligible to participate, to the extent he may be eligible, in any group medical and hospitalization, profit sharing, retirement, life insurance or other employee benefit plans which the Company may from time to time offer to its similarly situated employees. All group insurance provided to Employee shall be in such form and provide such coverage as is provided to other similarly situated employees of the Company. The Company shall purchase a term life insurance policy for Employee in the amount of $1,560,000 for the first year of this Agreement, $1,170,000 for the second year of this Agreement, and thereafter each year in the amount of $780,000. In addition, the Company shall purchase a disability policy for Employee which shall pay Employee one hundred per cent (100%) of Employee’s yearly salary during each year of his disability.

(d) All compensation payments to Employee shall be made subject to normal deductions therefrom, including federal and state social security and withholding taxes.

3. Expenses. The Company shall reimburse Employee for his actual out-of-pocket expenses incurred in carrying out his duties hereunder in the conduct of the Company’s business, which expenses shall be limited to ordinary and necessary items and which shall be supported by vouchers, receipts or similar documentation submitted in accordance with the Company’s expense reimburse policy and as required by law. Both the Company and the Employee hereby agree that the Employee will move, at the Company’s expense according to its standard moving policy, attached hereto as Exhibit A, from Houston, Texas to Tulsa, Oklahoma for the term of this Agreement. Company and Employee agree that the provision in Section 2.5 of the moving policy which allows the Company to exclude homes with more than five acres from the Managed Relocation Service Program shall not apply to Employee.

4. Vacations and Leave. Employee shall be entitled to 4 weeks of vacation and leave in accordance with the Company’s policies in effect from time to time and in addition to Company sponsored holidays.

Syntroleum - Employment Agreement

CONFIDENTIAL

5. Non-Disclosure of Confidential Information.

(a) Employee acknowledges that in and as a result of his employment by the Company, he will be making use of, acquiring, and/or adding to the Company’s Trade Secret Information. Except as required in the performance of Employee’s duties under this Agreement, Employee will not use any Trade Secret Information of the Company for Employee’s own benefit or purposes or disclose to third parties, directly or indirectly, any Trade Secret Information of the Company, either during or after Employee’s employment with the Company unless such Trade Secret Information is disseminated by Employee in the normal course of the Company’s business subject to standard confidentiality or non-disclosure agreements or as required by law.

(b) As used in this Agreement, “Trade Secret Information” means information, including any formula, pattern, compilation, program, device, method, technique or process, that:

i.	derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and

ii.	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, “Trade Secret Information” includes both information disclosed to Employee by the Company and information developed by Employee in the course of his employment with the Company. The types and categories of information which the Company considers to be its Trade Secret Information include, without limitation:

a.	specifications, descriptions, designs, dimensions, content (including chemical composition) and tolerances of products, parts and components;

b.	plans, blueprints, design packages construction, part and assembly drawings and diagrams,

c.	design, construction and component costs and cost estimates,

d.	the existence, terms or conditions of any agreements (including license agreements) between the Company and any third party,

e.	computer programs (whether in the form of source code, object code or any other form, including software, firmware and programmable array logic), formulas, algorithms, methods, techniques, processes, designs, specifications, diagrams, flow charts, manuals, descriptions, instructions, explanations, improvements, and the ideas, systems and methods of operation contained in such programs,

f.	information concerning or resulting from research and development work performed by the Company;

g.	information concerning the Company’s management, financial condition, financial operations, purchasing activities, sales activities, marketing activities and business plans;

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h.	(h) information acquired or compiled by the Company concerning actual or potential customers; and

i.	all other types and categories of information (in whatever form) with respect to which, under all the circumstances, Employee knows the Company intends or expects secrecy to be maintained and as to which the Company has made reasonable efforts to maintain its secrecy.

(c) In the event that Employee is requested or required by applicable law or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose any of the Company’s Trade Secret Information, Employee shall provide the Company with prompt written notice of such request or requirement prior to making the requested disclosure, and shall cooperate with the Company (at Company’s cost) so that the Company may seek to protect the proprietary nature of such Trade Secret Information through available procedures, including a protective order or other appropriate remedy.

(d) The Company may also advise Employee from time to time as to restrictions upon the use or disclosure of specified information which has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements which contain restrictions upon the use or disclosure of such information. Employee agrees to abide by the restrictions upon use and/or disclosure contained in such agreements.

(e) Employee has not and will not use or disclose to the Company any confidential or proprietary information belonging to others without the written consent of the person to whom such information is confidential, and Employee represents that his employment with the Company will not require the use of such information or the violation of any confidential relationship with any third party.

6. Other Property of the Company. All documents, encoded media, and other tangible items provided to Employee by the Company or prepared, generated or created by Employee or others in connection with any business activity of the Company are the property of the Company. Upon termination of Employee’s employment with the Company, Employee will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, notes (excluding personal notes) or reproductions of any kind made from or about such documents, media, items or information contained therein. Employee will neither have nor claim any right, title or interest in any trademark, service mark or trade name owned or used by the Company. Employee shall be entitled to have reasonable amounts of personal information on the computer assigned to him by Company in directories designated “Personal” and, subject to routine server maintenance

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requirements, such directories and associated files shall not be subject to search, review or ownership by the Company. In the event that the Company, pursuant to its approved Company policies, needs to review the directories and files marked “Personal” by the Employee, such review shall be conducted by a third party.

7. Inventions and Works of Authorship.

(a) Employee agrees to assign and hereby irrevocably assigns to the Company all of Employee’s right, title and interest in and to any and all Inventions and Works of Authorship made, generated or conceived by Employee during the period of his employment with the Company, and Employee agrees to and shall promptly disclose all such Inventions and Works of Authorship to the Company in writing. As used herein, “Invention” means any discovery, improvement, innovation, idea, formula, or shop right (whether or not patentable, whether or not put into writing and whether or not put into practice) made, generated or conceived by Employee (whether alone or with others) while employed by the Company. For purposes of this Agreement, any discovery, improvement, innovation, idea, formula, or shop right (whether or not patentable, and whether or not put into practice) relating to the business of the Company or to the Company’s actual or demonstrably anticipated business, research or development with respect to which Employee files a patent application within two years after termination of employment with the Company shall be presumed to be an Invention. As used herein, “Work of Authorship” means any original work of authorship within the purview of the copyright laws of the United States of America, and both the Company and Employee intend and agree that all Works of Authorship created by Employee in the course of his employment with the Company will be and shall constitute works made for hire within the meaning and purview of such copyright laws.

(b) Employee will execute and assign any and all applications, assignments, and other documents and will render all assistance which may be reasonably necessary for the Company to obtain patent, copyright, or any other form of intellectual property protection with respect to all Inventions and Works of Authorship in all countries and will cooperate with Syntroleum as reasonably necessary to enforce any such intellectual property protection. The Company will pay Employee $200 for each patent issued to the Company upon which Employee’s name appears as an inventor.

(c) The provisions of this Paragraph 7 do not apply to an invention for which no equipment, supplies, facility or Trade Secret Information of the Company was used and which was developed entirely on Employee’s own time, and which does not relate (i) directly or indirectly to the business research or development of the Company, or (ii) to the Company’s actual or demonstrably anticipated business, research or development. A reasonable

Syntroleum - Employment Agreement

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determination of the applicability of this Paragraph 7(a) to an Employee’s invention shall be made by a third party at Syntroleum’s expense after the Employee submits notification in writing of the invention. Said notice shall include adequate detail for Syntroleum to evaluate the invention. The determination of the applicability of this Paragraph 7(a) to an Employee’s invention is solely under the control of Syntroleum’s appointed third party and shall be binding upon Employee.

8. Limited Covenants.

(a) Non-Solicitation of Customers/Licensees — Employee further acknowledges that, while employed by the Company, he will have contact with and become aware of the Company’s customers and licensees and their respective representatives, including their names and addresses, specific needs and requirements, as well as leads and references to prospective customers and licensees. Employee further acknowledges that loss of such customers or licensees would cause the Company great and irreparable harm. Employee agrees that for a period of two years following termination of Employee’s employment with the Company for any reason, voluntarily or involuntarily, Employee will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any customer or licensee, former customer or licensee, or prospective customer or licensee of the Company for the purpose of selling, installing, implementing, or modifying any Competing Product; provided however, that nothing herein shall prohibit the Employee from general advertising for customers not specifically targeting any specific customers or licensees of the Company or from working for such customers or licensees responding to such advertisements. This restriction shall apply to any customer or licensee, former customer or licensee, or prospective customer or licensee of the Company, whether Employee had direct contact or not.

(b) Non-Solicitation of Company Employees — The Employee agrees that for as long as he is employed by the Company and for a period of two years after termination of Employee’s employment with the Company for any reason, voluntarily or involuntarily, Employee will not solicit, recruit, hire or attempt to solicit, recruit or hire, directly or by assisting others, any other employee of the Company.

(c) “Competing Product” and “contact” defined. As used in this Agreement, (i) “Competing Product” means any product (including, without limitation, any chemical formula or process) which is or may be marketed in competition with any product marketed or under development by the Company at any time, and (ii) “contact” means interaction between Employee and a customer or licensee, former customer or licensee, or prospective customer or licensee of the Company, which takes place to further any business relationship; or performing

Syntroleum - Employment Agreement

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services for the customer or licensee, former customer or licensee, or prospective customer or licensee on behalf of the Company.

9. Reasonableness of Restrictions.

(a) Employee expressly acknowledges that he has carefully read and considered the provisions of Paragraphs 5, 6, 7, and 8, and, having done so, agrees that the restrictions set forth in these Paragraphs, including, but not limited to, the time periods and geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its officers, directors, shareholders and other employees.

(b) In the event that, notwithstanding the foregoing, any of the provisions of Paragraphs 5, 6, 7, and 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Paragraphs 5, 6, 7 and 8 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

10. Requests for Clarification. In the event Employee is uncertain as to the meaning of any provision of this Agreement or its application to any particular information, item or activity, Employee will inquire in writing to the Company, specifying any areas of uncertainty. The Company will respond in writing within ten banking days and will endeavor to clarify any areas of uncertainty, including such things as whether it considers particular information to be its Trade Secret Information or whether it considers any particular activity or employment to be in violation.

11. Remedies. In the event of a breach or threatened breach of any of the covenants in Paragraphs 5, 6, 7 and 8, the Company shall have the right to seek monetary damages and equitable relief, including specific performance by means of an injunction against Employee or against Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

Syntroleum - Employment Agreement

CONFIDENTIAL

12. Term and Termination.

(a) The term of this Agreement shall be for an initial term of 48 months from the effective date hereof, unless sooner terminated as provided herein, and shall thereafter be automatically renewed for successive terms of 12 months each unless sooner terminated as provided herein.

(b) Employment of Employee under this Agreement may be terminated:

(i) by the Company upon the death of Employee.

(ii) by the Company if Employee becomes disabled. For the purposes of this Agreement, Employee will be deemed disabled if he

i.	has been declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which the disability occurred), or

ii.	receives disability insurance benefits from any disability income insurance policy maintained by the Company for a period of six consecutive months, or

iii.	has been found to be disabled pursuant to a disability determination.

A “disability determination” means a finding that Employee, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties to the Company and that such disability is determined or reasonably expected to last at least six months. The disability determination shall be based upon the written opinion of the physician regularly attending Employee whose disability is in question. If the Company disagrees with the opinion of this physician (the “First Physician”), it may engage, at its own expense, another physician of its choice (the “Second Physician”) to examine Employee. If the First and Second Physicians agree in writing that Employee is or is not disabled, their written opinion shall, except as otherwise set forth in this subsection, be conclusive on the issue of disability.

If the First and Second Physicians disagree on the disability of Employee, they shall choose a third consulting physician (whose expense shall be borne by the Company), and the written opinion of a majority of these three

Syntroleum - Employment Agreement

CONFIDENTIAL

physicians shall, except as otherwise provided in this subsection, be conclusive as to Employee’s disability. The date of any written opinion conclusively finding Employee to be disabled is the date on which the disability will be deemed to have occurred. If there is a conclusive finding that Employee is not totally disabled, the Company shall have the right to request additional disability determinations provided it agrees to pay all the expenses of the disability determinations and does not request an additional disability determination more frequently than once every three months. In connection with any disability determination, Employee hereby consents to any required medical examination, and agrees to furnish any medical information requested by any examining physician and to waive any directly applicable physician-patient privilege that may arise because of such examination. All physicians except the First Physician must be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

(iii) under any retirement policy applicable to all executive officers adopted by the Company.

(iv) by mutual agreement of Employee and the Company.

(v) by the Company upon the dissolution and liquidation of the Company (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company whereby the business of the Company is continued).

(vi) by the Company for just cause at any time upon written notice. For purposes of this Agreement, “just cause” may include, but is not necessarily limited to, the following:

(A) Employee’s material breach of his obligations, duties and responsibilities under any term or provision of this Agreement, which breach remains uncured for a period of ten banking days after written notice by the Company to Employee;

(B) Employee’s failure to adhere to the reasonable standards of performance prescribed by the Company;

(C) Employee’s act of insubordination to the Company’s Board of Directors;

(D) Employee’s gross negligence or willful misconduct in the performance of his duties under this Agreement;

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(E) Employee’s dishonesty, fraud, misappropriation or embezzlement in the course of, related to or connected with the business of the Company;

(F) Employee’s conviction of a material felony; or

(G) Employee’s failure (after written notice to Employee of such failure and Employee not correcting such failure within ten banking days of such notice) to devote his time, attention and best efforts to the business of the Company as provided in this Agreement. The determination of “just cause” under subsections (A) through (G) shall be made at the sole discretion and decision of Syntroleum.

(vii) by either the Company or Employee for any reason upon 15 days written notice.

(viii) by Employee for “Good Reason”

(c) Any termination of Employee’s employment, either by the Company or Employee, shall be communicated by a written notice of termination to the other party.

(d) If Employee’s employment is terminated pursuant to the terms of this Agreement for any reason, Employee shall be entitled to all arrearages of salary and expenses up to and including the date of termination but shall not be entitled to further compensation, except as expressly provided in paragraph (f) below.

(e) Upon termination of employment for any reason, Employee shall deliver all Trade Secret Information of the Company to an authorized representative of the Company, and the non disclosure provisions of Paragraph 5 shall survive such termination and shall remain in full force and effect for a period of 15 years from such termination.

(f) Should Employee’s employment be terminated by Company pursuant to Paragraph 12(b) (iii), (iv), (v), (vii) or (viii), Company will pay Employee a severance equal to the greater of: (i) an amount equal to 300% of his yearly salary or (ii) an amount equal to 150% of his monthly salary for the number of months remaining in the Term so long as Employee timely executes (without revoking) a Waiver and Release Agreement in substantially the form attached hereto as Exhibit B (which in no case shall be any less favorable to Employee than the one attached hereto in Exhibit B). The amount in severance to be paid shall be paid out in equal installments over, in the case of (i) above, twenty four months and, in the case of (ii) above, the number of months remaining in the Term according to normal biweekly pay periods and subject to normal tax withholding. If he does not accept the terms of the Waiver and Release Agreement

Syntroleum - Employment Agreement

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(which in no case shall be any less favorable to Employee than the one attached hereto as Exhibit B) within the time period specified therein (which in no event shall be later than 45 days after the date such agreement is offered to him), he will be entitled to nothing more than all arrearages of salary, accrued vacation time, and expenses up to and including the date of termination. For purposes of Sections 12(f) and 13, “Term” shall be defined as a forty-eight (48) month period beginning on March 16, 2007.

(g) Should Employee’s employment be terminated by Company or Employee pursuant to Paragraph 12(b)(iii), (iv), (v), (vii) or (viii) or Paragraph (13) prior to the fourth anniversary of the Agreement Effective Date, the Company will pay for Employee’s moving expenses from Tulsa, Oklahoma back to Houston, Texas or equivalent, in accordance with the Company’s standard moving policy, which is attached hereto as Exhibit A. Company and Employee agree that the provision in Section 2.5 of the moving policy which allows the Company to exclude homes with more than five acres from the Managed Relocation Service Program shall not apply to Employee.

13. Change of Control. In the event of a Change of Control of the Company and during the one-year period immediately following any Change of Control, should Employee’s employment be terminated by Company pursuant to Paragraph 12(b) (iii), (iv), (v), (vii) or (viii) or (ii) the Employee terminates his employment for Good Reason, Company will pay Employee a severance equal to the greater of: (a) an amount equal to 300% of his yearly salary or (b) an amount equal to 150% of his monthly salary for the number of months remaining in the Term so long as Employee timely executes (without revoking) a Waiver and Release Agreement in substantially the form attached hereto as Exhibit B (which in no case shall be less favorable to Employee). The amount in severance to be paid shall be paid out in equal installments over, in the case of (a) above, twenty four months and, in the case of (b) above, the number of months remaining in the Term according to normal biweekly pay periods and subject to normal tax withholding. If he does not accept the terms of the Waiver and Release Agreement (which in no case shall be less favorable to Employee than the one attached hereto as Exhibit B) within the time period specified therein (which in no event shall be later than 45 days after the date such agreement is offered to him), he will be entitled to nothing more than all arrearages of salary, accrued vacation time, and expenses up to and including the date of termination.

(a) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has

Syntroleum - Employment Agreement

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taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement, the “Change of Control” shall be deemed to have occurred on the date immediately prior to the date of such termination of employment.

(b) As used in this Agreement, the terms set forth below shall have the following respective meanings:

(i) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Agreement Effective Date.

(ii) “Agreement Effective Date” shall mean March 16, 2007.

(iii) “Associate” shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(iv) “Beneficial Owner” shall mean, with reference to any securities, any Person if:

(a) such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the “beneficial owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the Agreement Effective Date) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection (a) as a result of an agreement, arrangement or understanding to vote such security if such agreement,

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arrangement or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(b) such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

(c) such Person or any of such Person’s Affiliates or Associates (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

The terms “beneficially own” and “beneficially owning” shall have meanings that are correlative to this definition of the term “Beneficial Owner.”

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(v) “Change of Control” shall mean any of the following:

(a) any Person (other than an Exempt Person) or Group (other than a Group comprised entirely of Exempt Persons) shall become the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding or 30% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person or Group shall become a Beneficial Owner of 30% or more of the shares of Common Stock or 30% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person or Group directly from the Company;

(b) individuals who, as of the Agreement Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest that is subject to the provisions of Rule 14a-11 under the Exchange Act;

(c) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Common Stock and (ii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the Board providing for such reorganization, merger or consolidation; or

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(d) approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a subsidiary of the Company or a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A) and (B) of this subsection (d) are satisfied, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of the Company or a corporation, with respect to which, following such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

(vi) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(vii) “Exempt Person” shall mean the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

(viii) “Exempt Rights” shall mean any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock) except upon the occurrence of a contingency, whether such rights exist as of the Agreement Effective Date or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

Syntroleum - Employment Agreement

CONFIDENTIAL

(ix) “Exempt Transaction” shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1 % or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1 % or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

(x) “Good Reason” shall mean:

(a) the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including status, offices, titles, Syntroleum Board seat including a Board seat in the event of a Change of Control, reporting requirements, etc), authority, duties or responsibilities as contemplated by Paragraph 1 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee or;

(b) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee or;

(c) the Company’s requiring the Employee to be based at any office outside the Tulsa metropolitan area (actual or constructive) or;

(d) any purported termination by the Company of the Employee’s employment (actual or constructive) otherwise than as expressly permitted by this Agreement; or

(e) any failure to reeled Employee as a member of the Board of Directors.

Syntroleum - Employment Agreement

CONFIDENTIAL

(xi) “Group” shall mean any group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(xii) “Person” shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.

(xiii) “Voting Stock” shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

14. Resignation Upon Termination. In the event of termination of this Agreement other than for death, Employee agrees to resign from all positions held in the Company, including without limitation any position as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company.

15. Obligations Unconditional. The obligations of the parties under this Agreement are unconditional and do not depend upon the performance of any agreements, duties, obligations, or terms outside this Agreement.

16. Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. The Company and Employee expressly and irrevocably consent and submit to the nonexclusive jurisdiction of any state or federal court sitting in Tulsa County, Oklahoma and agree that, to the fullest extent allowed by law, such Oklahoma state or federal courts shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Company and Employee each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Tulsa County, Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any

Syntroleum - Employment Agreement

CONFIDENTIAL

action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon the Company or Employee by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of Oklahoma.

18. Severability. If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included herein and all other valid provisions herein shall remain in full force and effect. If for any reason the restrictions and covenants contained herein are held to cover a geographical area or be for a length of time which is unreasonable or unenforceable, or in any other way are construed to be too broad or to any extent invalid, then to the extent the same are or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a covenant having the maximum area, time or other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

19. Jurisdiction. The Company and Employee intend to and hereby confer jurisdiction to enforce the provisions of this Agreement and any restrictive covenants contained herein upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the provisions of this Agreement or any of the restrictive covenants contained herein unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the Company’s right to the relief provided herein in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

20. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to Employee at the address hereinafter set forth following Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

21. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and Employee.

Syntroleum - Employment Agreement

CONFIDENTIAL

22. Burden and Benefit. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives. The Company may, with the Employees written approval (which shall not be unreasonably withheld), assign this Agreement or its rights hereunder to any parent, affiliate, shareholder, or successor of the Company, or to any person or entity which purchases substantially all of the assets of the Company. Employee may not transfer or assign this Agreement or any of Employee’s rights or obligations under this Agreement.

23. References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.

24. Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

25. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof, including the Prior Agreement.

26. Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b )(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Syntroleum - Employment Agreement

CONFIDENTIAL

(a) All determinations required to be made under this paragraph 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally or regionally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Employee and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. All fees and expenses of the Accounting Finn shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 28, shall be paid by the Company to the Employee within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion, based upon “substantial authority” (within the meaning of Section 6230 of the Code), that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has. occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

27. Compliance With Section 409A. Notwithstanding anything to the contrary herein, if any of the benefits payable pursuant to this Agreement shall be deemed to constitute nonqualified deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, then the payment of such benefits shall be delayed until the earliest date on which such benefits can be paid without subjecting the Employee to the payment of any interest or tax penalty which may be imposed under Section 409A of the Internal Revenue Code, but in no event later than six months and five days after the Employee’s separation from service, within the meaning of Section 409A.

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Syntroleum - Employment Agreement

CONFIDENTIAL

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the date and year first above written.

COMPANY:

SYNTROLEUM CORPORATION

By:
Richard L. Edmonson, Sr. Vice President and General Counsel

Syntroleum Corporation.
4322 South 49th West Avenue
Tulsa, Oklahoma 74107

EMPLOYEE:

By:
Edward G. Roth

Syntroleum - Employment Agreement

CONFIDENTIAL

Exhibit A

Moving Policy

Syntroleum Corporation

Personnel and Policies Manual

PERSONNEL AND POLICY BULLETIN NO. 6

PROCEDURE FOR EMPLOYEE RELOCATION

1.	POLICY

To establish control and document the procedural aspects and policy considerations associated with the activities and functions involved in the relocation of employees at the Company’s request. The intent of this policy is for the Company to cover actual costs of an employee’s relocation including the transaction costs of selling and buying a home or dispensing of a lease on a primary residence. The intent is not to cover a loss due to investment risk associated with home ownership. This policy provides flexibility for the employee to either (a) proceed to the new work location on single status in advance of the sale of an existing home prior to purchasing a new home; or (b) overlap the sale and purchase of both homes through a bridge loan or an equity advance, and a limited level of duplicate mortgage protection. The Company is under no obligation to grant the provisions of this policy in all situations. The Company reserves the right to interpret and amend this policy at anytime.

2.	MOVING AND RELOCATION EXPENSES

2.1	Qualified

For income tax purposes qualified moving expenses are excludable from gross income and wages of the employee to the extent the expenses are paid directly by Syntroleum or reimbursed to the employee. Moving expense reimbursement is not excludable from income if the employee deducted the expense in a prior tax year. Qualified moving expenses not paid by Syntroleum are deductible in computing adjusted gross income.

To qualify as a deductible moving expense, the employee’s new work location must be at least 50 miles farther from his former residence than was his old work location and he must be a full-time employee at the new location for at least 39 weeks in the 12 month period immediately following his start of work at the new location. The Payroll Department will notify the employee on or before January 31 of the following year of amounts paid and how they are to be reported for tax purposes.

The description of tax deductions generally describes the tax laws in effect as of this revision of the policy. If there is any doubt as to the deductibility of a moving expense the employee should consult

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a personal tax accountant or tax guides furnished by the federal government to insure there have been no changes in the law since the publication of this policy.

Qualified moving expenses will be paid as follows:

•	IRS qualified moving expenses will be paid as expended. This would include items such as: storage, movers/moving companies, mileage, and hotel accommodations during move.

2.1.1	Household Move

The Human Resources should be contacted once the time and location of the move are known by the employee. At that time, the employee will be provided with a list of moving companies with whom the company has negotiated agreements. After choosing a moving company from this list, it will be the employee’s responsibility to notify Human Resources of the choice and to coordinate the packing and delivery of their household items directly with the moving company. Arrangements have been made with these moving companies to bill Syntroleum directly. The Company will assume responsibility for reasonable charges for the following normal and customary items:

•

Packing, shipping, and unpacking of normal household goods and personal effects, pick-up of moving boxes and crating (including disassemble and packing of pool table). The employee should elect to have “no deductible” apply to the moving contract.

•	Disconnecting and connecting of appliances or any other article requiring special servicing for safe transportation.

•	Insurance for loss or damage to household goods and personal effects during packing, while in transit and during unpacking.

•	Storage in transit for not more than sixty (60) days of household goods and personal effects.

•	Extra cars, boats, trailers and recreational vehicles.

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2.1.2	Transportation To New Location, Final Trip

Travel by personal car to the new location will be reimbursed at the prevailing Syntroleum cents per mile rate. The cost of parking fees, ferries and bridge or road tolls, plus necessary meals and lodging en route, will also be reimbursed. Cost of automobile collision, comprehensive, theft and liability insurance, if desired, will be borne by the employee. Travel will be by the shortest, most direct route with travel per day to be at least 350 miles. Mileage, or comparable shipping charges, will be paid for only two personal cars. The Company will not reimburse for both public transportation and mileage expense if your personal car is driven by someone other than an immediate family member, except in the case where the employee is already working at the new location and would be required to fly home in order to drive his second car to the new location.

If necessary, the Company will reimburse the employee for one-way coach airfare tickets to the new residence for the employee, spouse, and dependent children living at home. Travel should be the shortest and most direct available route.

2.2	Non-Qualified

Up to $5,000 (to which required tax withholding will apply) of non-qualified moving/relocation expenses will be paid in addition to the above expenses. In addition, Syntroleum will provide an approximate gross-up on the eligible non-qualified expenses to minimize the impact of federal, FICA and state taxes. The approximate gross up is not intended to be in the exact amount of the employee’s tax liability resulting from the reimbursement of any non qualified moving/relocation expenses under this section. Instead, pursuant to this policy, Syntroleum will provide the employee a single payment, applicable to the year in which the tax liability was incurred, equivalent to any additional FICA tax due, plus additional federal and Oklahoma state income taxes, assuming maximum rates apply.

The use of this allowance is at the employee’s discretion. Examples of appropriate uses are as follows:

•	Temporary living expenses (i.e. apartment, utilities, phones, etc.)

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•	Trips home during relocation (all trips should be arranged through the company travel agency)

•	Rental car needed during relocation

•	Other expenses that the employee deems appropriate.

These expenses should be submitted on a separate expense report from your qualified moving expenses and submitted as indicated above.

2.3	Breaking Lease

The Company will reimburse the employee for the actual cost of breaking a lease on the employee’s primary residence at the original location. The reimbursement will not exceed the amount for six month’s lease payments.

2.4	House Hunting Trip

Syntroleum will reimburse actual and reasonable travel and lodging expenses for a maximum of 5 days/4 nights for the employee and spouse as follows:

•	Round trip coach air fare

•	Reasonable and customary hotel costs

•	Rental Car or mileage reimbursement at the current IRS mileage rate if employee drives personal automobile

•	Actual meal expenses up to $50 per person a day – original receipts required

2.5	Sale of Current Home Through Managed Relocation Service Program

Syntroleum will aid in the sale of an employee’s primary residence by paying for the standard real estate commissions and closing costs through the relocation company’s managed relocation service program. When the sale of the home is accomplished through the

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managed relocation service program, the transaction is considered as non-reportable to the IRS and a cost of doing business for Syntroleum.

If an employee who is eligible for the managed relocation service program declines to participate, and subsequently sells the home independently, the relocation company will reimburse the same standard real estate commissions and closing costs. This reimbursement creates taxable income to the employee that will NOT be grossed up. Taxes will be withheld from applicable reimbursement from the relocation company.

Syntroleum reserves the right to exclude custom built or unique homes from this program when features of the home or property have a significant adverse impact on the ability to resell the home.

Exclusions (not a finite list):

•	Income-producing properties

•	Homes with property exceeding five acres

•	Mobile homes

•	Modular homes

•	Geodesic-dome homes

•	Homes beneath ground level (earth berm homes)

•	Houseboats

•	Homes located on hazardous substances or that have hazardous conditions present

•	Dual occupancy residences

•	Multi-family dwellings

2.5.1	Listing the Home

Employees should NOT speak with an agent or list their home for sale until after speaking with the Relocation Consultant in order to qualify for this program.

Employees are required to use an agent that has been qualified by the relocation company. The employee is free to select the broker for the sale, as long as they have been qualified by the relocation company.

The Relocation Consultant will provide the employee with a list of qualified brokers. Together, the Relocation Consultant and employee will select two brokers to complete market analysis reports based on comparable

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sales and other market-based information. One of the two brokers can be the employee’s broker.

Secondly, the Relocation Consultant will, on behalf of Syntroleum, order the inspection outlined in Sec. 2.5.2.

Thirdly, the Relocation Consultant will, on behalf of Syntroleum, arrange for two independent appraisals for the purposes of (a) setting, in conjunction with the two market analysis reports, a listing price, and (b) calculating the amount of available equity from the existing home for the bridge loan under Section 2.5.7.

The Relocation Consultant will work with the Employee, using two market analysis reports, the inspection report, and the appraisal, to enable the employee set a target price to be included in the listing for sale. (See Section 2.5.3)

2.5.2	Inspections

The relocation company will order a general home inspection, wood destroying insect inspection, and a radon warranty plan. The Radon Plan will cover the costs of remediation should a buyer’s radon inspection reveal radon levels above the acceptable level.

Other inspections may be required on items such as underground oil tanks, septic systems, wells, heating and air-conditioning systems, roofs, pools/spas or hazardous materials.

The Relocation Consultant will review the inspection reports with the employee as well as send copies to the listing agent for proper disclosure to potential buyers.

Any repairs required are the responsibility of the employee and can either be completed and receipts provided to the relocation company or the employee can obtain legitimate bids and have the repair amounts deducted from their equity.

Environmental repairs’ such as asbestos cannot be made by the relocation company or deducted from the equity.

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2.5.3	Managed Relocation Service Program Offer

The employee should NOT accept any money from a potential buyer or initial or sign any counters or contracts for the sale of the house.

The Relocation Consultant will stay involved throughout the negotiation process until an acceptable offer is received and all appropriate documentation and buyer qualifications are obtained. The sales price and conditions for the sale of the home are subject to approval by the relocation company. The sale must close within 60 days and must not have any unusual contingencies, such as the sale of another home.

Once the offer is validated, not to exceed three business days after receipt by the Relocation Consultant, the Relocation Consultant will forward a Contract of Sale to the employee for notarized signature by all parties listed on title and will purchase the home from the employee.

Once the Contract of Sale with the employee is executed, the Relocation Consultant will sign the offer with the buyer.

If the offer is signed within 30 days with the approved broker, the company will reward the employee with a bonus of 1% of the final sales price. This payment will be made to the employee following verification of the closing.

Syntroleum will not pay for any buyer’s closing costs, repairs, decorating allowances, or any other incentives the employee may have negotiated to attract the buyer. Such expenses will be deducted from the employee’s sales price to create a “net” sales price to the employee.

2.5.4	Closing the Managed Relocation Service Sale

The relocation company will close the sale with the employee and calculate and fund all equity due to the employee based on the pro-rate date. (The prorate date is either the vacate date or the date of execution of the managed relocation service program Offer, whichever is later.)

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The Relocation Consultant will arrange to have the funds sent via check or wire made payable to all parties listed on the title.

Expense items such as mortgage payments and taxes will remain the responsibility of the employee until the sale is closed.

Once the sale has “closed” with the employee and the home is vacated, the relocation company will begin paying the mortgage, taxes, homeowner’s association dues, insurance through their multi-risk policy, maintenance, and utilities on the property. The relocation company will bill Syntroleum for these expenses.

The employee may retain possession of the residence through the date that the outside sale is scheduled to close between the relocation company and the buyer. During this period it is the employee’s responsibility to cooperate fully with the relocation company in granting access to the buyer for inspections, appraisals, etc. as well as continue to be responsible for costs of utilities, maintenance, and general upkeep.

2.5.5	When a Sale Falls Through

If after the employee’s home has been purchased by the relocation company through an executed managed relocation service program Contract of Sale, the buyer fails to consummate the sale, the home is the responsibility of Syntroleum and will be re-marketed until a sale can be obtained.

If the relocation company has not executed the managed relocation service program Contract of Sale, then Syntroleum has not purchased the home and the employee will continue to market the house until a buyer is found.

2.5.6	Equity Advance

Once a buyer has been found and the offer has been validated by the relocation company, the employee may request up to 95% of the full equity (expressly for the purpose of closing on the new home purchase) not to exceed the amount required for the down payment on the new home.

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To receive the equity advance, the employee must furnish evidence of the pending closing date for the purchase of a new home.

The requested equity will be released after the relocation company has received a clear title search, a fully executed deed package, and the managed relocation service program Offer package from the employee.

The final equity will be paid when (1) the home has been vacated and (2) an inspection of the property has been conducted by the listing broker.

Negative equity exists when the amount of indebtedness in selling the home exceeds the sales price. Negative equity must be paid in full by the employee before the relocation company will take over responsibility of the maintenance of the home.

2.5.7	Cash Advance

An advance may be used to secure up to $5,000 deposit money which is tendered with your purchase offer for your new home. Cash advances for moving expenses must be approved through Human Resources. Cash advances will be recorded as an employee receivable on the Company’s books. All temporary cash advances for moving expenses must be cleared with the company within 90 days after your household goods are delivered to your new location.

2.5.8	Bridging Loan

If the employee desires to execute a contract for purchase of a home at the new location prior to receiving a contract on the home at the original location, then the employee may request a Bridging Loan from Syntroleum expressly for the purpose of closing on the new home purchase.

This Bridging Loan shall be the lesser of (a) the amount required for the down payment on the new home, (b) 75% of the estimated equity in the original home, based on the average of the two appraisals in section 2.5.1, or (c)

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$100,000. The term of the loan shall be the lesser of (a) the closing date on the sale of the original home or (b) one year from the date of the Bridging Loan.

The employee will be required to sign a Promissory Note with Syntroleum and will have full responsibility for repayment of the loan whether or not the sale of the original location home is closed.

Syntroleum will make available appropriate documents for the lenders of the home at the new location for purposes of qualifying the employee for loan approval

2.5.9	Duplicate Mortgage Payments

If the employee’s property is vacated and still up for sale, Syntroleum will cover the lower of the old or new location mortgage interest (but not mortgage principal), taxes, and insurance premiums for up to three months.

The reimbursement of the duplicate mortgage payment is a taxable expense and will NOT be grossed-up to cover tax liability. Applicable taxes will be withheld at the issuance of reimbursement.

2.5.10	Homes That Do Not Qualify For The Managed Relocation Service Program

The relocation company will provide marketing assistance services and closing services for homes that are excluded from the managed relocation service program as determined by Syntroleum’s Human Resources Department.

Employees should NOT speak with an agent or list their home for sale until after speaking with the Relocation Consultant in order to qualify for this program.

Syntroleum will pay or reimburse all standard and reasonable seller’s closing costs and real estate commission as determined by the relocation company and will gross-up taxes to cover any liability associated with the sale of the old residence in such cases.

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2.6	Closing Costs On New Home Purchase

The employee will be provided a list of preferred agents to select from and should not speak with any agents without speaking to their Relocation Consultant. Failure to utilize an approved broker will result in forfeiture of purchaser’s closing costs benefit.

Syntroleum will pay a 1% loan origination fee and all reasonable and standard closing costs as determined by the relocation company. This does not cover home warranties, discount points, inspections unless required by the lender, or owner’s title policies that are not typically paid by a buyer.

If the employee utilizes the relocation company’s mortgage assistance services, allowable purchase closing costs will be billed directly to the relocation company.

If the employee does not use the relocation company’s mortgage assistance services, the expenses should be submitted to the relocation company on a relocation expense report for reimbursement after closing.

2.7	Tax Implications

•	All qualified moving expenses are tax exempt.

•	All non-qualified moving expenses are taxed for employment taxes.

•	The employee will be notified at the time of payment if taxes are being withheld.

•	All taxes will be withheld according to the time the benefit is received.

2.8	Reporting Requirements

This policy is subject to Syntroleum’s Policy and Procedure Bulletin No. 5, “Reporting Requirements for Reimbursement of Employee Travel, Entertainment, and other Business Expenses”. That policy describes certain procedural requirements and rules for substantiation. Moving expenses should be submitted on a standard expense report. Relocation expenses incurred under this policy

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should be forwarded to the Manager, Human Resources Department for approval.

2.9	Ineligible Expenses

Only expenses directly incurred as a result of the employee relocation are considered eligible under this policy. It is not possible to provide a composite list of eligible or ineligible expenses but it is expected that good judgement and common sense dictate the use of this policy.

The Company will not incur any liability for or make any reimbursement for the loss or death of pets or loss of household plants. Further, the Company assumes no liability for any loss, damage, theft, wear and tear to any household goods or personal property as a result of the relocation. It is the employee’s responsibility to ensure that all items of value are adequately insured.

2.10	Time Limits

All provisions of this policy expire one year from the effective date of relocation. The employee must be in the employ of Syntroleum at the time the expense is incurred.

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Syntroleum - Employment Agreement

CONFIDENTIAL

Exhibit B

Form of Waiver and Release

SYNTROLEUM CORPORATION

WAIVER AND RELEASE

Syntroleum Corporation has offered to pay me certain severance benefits (the “Benefits”) under my Employment Agreement with Syntroleum Corporation, dated as of March     , 2007 (the “Employment Agreement”), which Employment Agreement includes benefits to which I am not otherwise entitled under Oklahoma law. These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Syntroleum Corporation and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Employment Agreement or my Indemnification Agreement dated                  that may arise after the date this Waiver and Release is executed. I have read this Waiver and Release[, the attached demographic information] and the Employment Agreement, including the attachments thereto (all of which I received together and which, together, are referred to herein as the “Employment Agreement Materials”) and they are incorporated herein by reference. I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for Benefits, I must sign (and return to Richard L. Edmonson, Senior Vice President and General Counsel) this Waiver and Release before 5 p.m. on [date]. I acknowledge that I have been given sufficient time to consider whether to sign the Employment Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. ss 5851; the Workers Adjustment and Retraining

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Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Employment Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Richard L. Edmonson, Senior Vice President and General Counsel to Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, facsimile number: (918) 592-7979, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the

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Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Executive’s Printed Name

Executive’s Signature

Executive’s Signature Date